MSPC
Certified Public
Accountants and Advisors, P.C.

Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read Form 6-K of CBL International Limited ("CBL International" or "the Company") dated December 8, 2023, and have the following comments:

1. We agree with the statements made in the section of "Discontinuation of the Services from the Company's Independent Registered Public Accounting Firm" concerning our Firm.

2. We have no basis on which to agree or disagree with the statements made in the section of "Appointment of the New Independent Registered Public Accounting Firm".

mspc

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
December 8, 2023